EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Insulet Corporation Adopts Shareholder Rights Plan
     BEDFORD, Massachusetts — (BUSINESS WIRE) — November 14, 2008 — Insulet Corporation (NASDAQ: PODD) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Duane DeSisto, Insulet Corporation’s President and Chief Executive Officer, stated, “The Board believes that a Shareholders Rights Plan enhances its ability to protect shareholder interests and ensures that shareholders receive fair treatment in the event any coercive takeover attempt. The Plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action. The Board believes it is protecting the interests of all of its shareholders.”
     In connection with the adoption of the Shareholder Rights Plan, the Board of Directors declared a dividend distribution of one preferred stock purchase right for each outstanding share of Insulet Corporation’s common stock to shareholders of record as of the close of business on November 15, 2008. Initially, these rights will not be exercisable and will trade with the shares of Insulet Corporation’s common stock. Under the Shareholder Rights Plan, the rights generally will become exercisable if a person becomes an “acquiring person” by acquiring 15% or more of the common stock of Insulet Corporation or if a person commences a tender offer that could result in that person owning 15% or more of the common stock of Insulet Corporation. If a person becomes an “acquiring person,” each holder of a right (other than the acquiring person) would be entitled to purchase, at the then-current exercise price, such number of shares of preferred stock which are equivalent to shares of Insulet Corporation’s common stock having a value of twice the exercise price of the right. If Insulet Corporation is acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company’s common stock having a value of twice the exercise price of the right.
About Insulet Corporation
     Insulet Corporation is an innovative medical device company dedicated to improving the lives of people with diabetes. Through its revolutionary OmniPod Insulin Management System, Insulet seeks to expand the use of continuous subcutaneous insulin infusion (CSII) therapy among people with insulin-dependent diabetes. Studies have demonstrated the advantages of CSII therapy over multiple daily insulin injection therapy including, better glycemic control, a reduction in hypoglycemic events, reduction in glycemic variability and improvement in quality of life. Despite these results, the utilization of CSII therapy is still limited, largely due to complicated, costly, and inconvenient conventional insulin pump technology. Insulet’s OmniPod System is a discreet and easy-to-use insulin infusion system that features two easy-to-use parts with no tubing and fully-automated cannula insertion. The OmniPod System is specifically designed to break down the barriers to CSII therapy, improve health outcomes, and make diabetes a smaller part of people’s lives. Founded in 2000, Insulet is based in Bedford, MA. For more information, please visit www.myomnipod.com/.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

7